Exhibit 10.37

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between ULTRA PETROLEUM CORP., a Yukon corporation (“Ultra”), and DAVID W. HONEYFIELD (“Executive”).

WHEREAS, Ultra desires to employ Executive and to embody herein the terms of such employment, and considers it to be in its best interests and in the best interests of its stockholders to employ Executive during the Employment Period (as defined in Section 1 below); and

WHEREAS, Executive is willing to accept such employment with Ultra upon the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

Date of Agreement; Employment Period. This Agreement is entered into November 5, 2018. The employment period hereunder shall become effective beginning at the start of business on November 9, 2018 (the “Effective Date”) and shall continue until the termination of Executive’s employment hereunder (the “Employment Period”).

2.	Positions and Duties. While this Agreement is in effect:
(a)

Executive shall serve as the Chief Financial Officer of Ultra and shall have the normal authority, responsibilities and duties of an executive in such position and such other reasonably related duties and responsibilities, in each case, that are assigned by the Company.

(b)	Executive shall report to the Chief Executive Officer (interim) of Ultra.
(c)

Executive agrees to devote his full business time and attention to the business and affairs of Ultra; provided, however, that Executive may also manage his personal, financial, and legal affairs and engage in other passive professional, charitable or community activities so long as such other activities do not conflict with Ultra’s interests, interfere with Executive’s duties and responsibilities to Ultra or the Subsidiaries, or violate any of Executive’s duties and obligations hereunder. Further, Executive may accept an appointment to the board of directors of a for-profit business, provided and only to the extent that (i) Executive has approval from the board of directors of Ultra prior to accepting such an appointment and (ii) Executive is and will remain in compliance with all restrictive covenants in this Agreement while Executive holds any such position.

(d)

Executive agrees to comply with and, where applicable, enforce the policies of Ultra and of the Subsidiaries, including, without limitation, such policies with respect to legal compliance, conflicts of interest, confidentiality, professional conduct and business ethics as are from time to time in effect. Executive shall cooperate with any investigation or inquiry authorized by the Board or conducted by a governmental authority related to the business of Ultra or any of the Subsidiaries or Executive’s performance under this Agreement.

3.	Compensation and Reimbursements. While this Agreement is in effect:
(a)	Base Salary.
(i)

Beginning on the Effective Date and continuing during the Employment Period, Ultra agrees to pay Executive a base salary (the “Base Salary”) at the annual rate of $500,000, payable in regular installments in accordance with Ultra’s usual payroll practices.

(ii)

Executive’s Base Salary will be reviewed at least annually by the Compensation Committee of the Board of Directors of Ultra Petroleum Corp. (the “Compensation Committee”) and may be adjusted in its sole discretion.

(b)	Sign-On Bonus.
(i)

Executive shall be entitled to receive payment of a sign-on bonus of $100,000 (the “Sign-On Bonus”), which shall be paid as follows: $50,000 shall be paid no later than January 31, 2019, and $50,000 shall be paid as soon as practicable following the first anniversary of the Effective Date, but in all events no later than 30 days after the first anniversary of the Effective Date, provided Executive remains employed on each applicable payment date. If Executive is terminated by Ultra for Cause or Executive terminates his employment other than with Good Reason, in each case before the first anniversary of the Effective Date, Executive must, within thirty (30) days of the applicable termination date, repay, to Ultra, the full gross amount of Sign-On Bonus previously paid to Executive. If Executive’s employment is terminated before the first anniversary of the Effective Date due to Disability or as a result of Executive’s death, Executive (or Executive’s estate) must repay $25,000 of the Sign-On Bonus within ninety (90) days of such termination.

(c)	Incentive Compensation (Cash).
(i)

Executive shall be eligible to receive cash incentive compensation (any such compensation, a “Cash Incentive”) pursuant to the short-term incentive program for Ultra established by the Compensation Committee for senior executives of Ultra (such program, an “AIP”). Executive’s target Cash Incentive amount shall be equal to ninety percent (90%) of Executive’s Base Salary (the “Target AIP Amount”).

(ii)	Executive’s Target AIP Amount will be reviewed at least annually by the Compensation Committee and may be adjusted in its sole discretion.

(iii)

During the first quarter after the end of the performance period applicable to an AIP, the Compensation Committee will evaluate Ultra’s performance compared to the performance targets and goals in the then-applicable AIP and determine the aggregate amount that has been earned by participants under the AIP. Thereafter, the Compensation Committee shall determine, taking into account Executive’s performance, the amount of any AIP payout to Executive, which may be between 0% and 200% of Executive’s Target AIP Amount, and cause Ultra Resources to pay the applicable Cash Incentive, if any, to Executive.

(iv)	Executive must be employed by Ultra on the date a Cash Incentive is to be paid in order to receive the payment.
(d)

Incentive Compensation (Equity). Executive will be eligible to receive an award of restricted stock units under the Stock Incentive Plan (defined below), subject to approval of the Compensation Committee and the terms and conditions of the Stock Incentive Plan and the award agreement attached hereto as Schedule 2.

(e)	Employee Benefits and Insurance.
(i)

Executive is entitled to participate in and receive full rights and benefits available under all of the following, to the extent existing on the Effective Date or enacted or implemented after the Effective Date: life insurance; disability insurance; directors and officers liability insurance; health and accident plans, including medical, dental and vision plans; 401(k) plan; and any other welfare, fringe or employee benefits plans or programs implemented by Ultra or any of the Subsidiaries.

(ii)	Ultra is not required to have or maintain any employee benefit programs or insurance, and Ultra may modify any employee benefit programs or insurance applicable to Executive.
(f)

Vacation. Executive shall be entitled to paid vacation equal to 5 weeks, such vacation to be taken in accordance with Ultra’s vacation policy; provided, however, Executive’s vacations shall be taken at times that are consistent with Ultra’s reasonable business needs; and, provided, further, that Executive agrees not to take vacation for more than ten (10) consecutive business days at any given time without prior consent from Executive’s Supervisor.

(g)

Business Expenses; Reimbursement. Ultra shall reimburse Executive for all reasonable business expenses incurred during the performance of Executive’s duties hereunder to the extent consistent with its written policies in effect from time to time, including with respect to the reporting and documentation of such expenses.

4.	Termination of Employment. While this Agreement is in effect:

(a)

Ultra may terminate Executive’s employment at any time and for whatever reason, and Executive may resign Executive’s employment at any time and for whatever reason upon no less than 30 days’ notice. The remaining clauses of this Section 4(a) set forth and shall determine the respective rights and obligations of Ultra and Executive arising upon and resulting from any such termination or resignation. The definitions of certain capitalized terms used in this Section 4 are set forth in Section 4(b).

(i)	Termination by Ultra: For “Cause.”
(A)

If Cause exists, then Ultra may terminate Executive’s employment for Cause; provided that if Ultra elects to terminate Executive’s employment for Cause, then Ultra shall provide written notice to Executive specifying that Ultra is terminating Executive’s employment for Cause, providing a reasonable description of the basis therefor, and specifying the effective date of such termination, which may be immediate.

(B)

If Executive’s employment is terminated for Cause, then Ultra shall pay Executive any Accrued Obligations as of the Termination Date but shall have no other obligation to pay or provide Executive any severance or benefits, and Executive shall have no right to any other payments, severance or other benefits.

(C)

In addition, if Executive’s employment is terminated for Cause, Executive will forfeit all outstanding Equity Incentives and any other outstanding equity awards of Ultra, whether vested or unvested, and will remain bound by any Ultra’s clawback policy in effect as of the date of termination.

(ii)	Termination by Ultra: Without “Cause.”
(A)

Ultra may terminate Executive’s employment without Cause; provided that if Ultra elects to terminate Executive’s employment without Cause, then Ultra shall provide written notice to Executive specifying that Ultra is terminating Executive’s employment without Cause and specifying the effective date of such termination, which may be immediate.

(B)

If Executive’s employment is terminated without Cause, then Ultra shall pay or provide to Executive: (i) any Accrued Obligations as of the Termination Date, (ii) the Pro-Rata Cash Incentive, (iii) the Severance Payment; and (iv) the Severance Benefits. Ultra will have no other obligation to pay Executive any other severance or termination benefits.

(iii)	Resignation by Executive: Without “Good Reason”

(A)

Executive may resign Executive’s employment for any reason; provided that if Executive elects to resign, then Executive shall provide written notice to Ultra specifying that Executive is resigning and specifying the effective date thereof, which shall be no less than 30 days after delivery of such notice .

(B)

If Executive resigns Executive’s employment, then Ultra shall pay Executive any Accrued Obligations as of the Termination Date but shall have no other obligation to pay or provide Executive any severance or benefits, and Executive shall have no right to any other payments, severance or other benefits.

(iv)	Resignation by Executive: With “Good Reason”
(A)

Executive may resign Executive’s employment with Ultra with Good Reason; provided that if Executive elects to resign Executive’s employment with Good Reason, then Executive shall provide written notice to Ultra specifying that Executive is resigning with Good Reason.

(B)

If Executive’s resigns Executive’s employment with Good Reason, then Ultra shall pay or provide to Executive: (i) any Accrued Obligations as of the Termination Date, (ii) the Pro-Rata Cash Incentive, (iii) the Severance Payment; and (iv) the Severance Benefits. Ultra will have no other obligation to pay Executive any other severance or termination benefits.

(v)	Executive’s “Disability.”
(A)

Ultra may terminate Executive’s employment and officer and director positions upon a determination that Executive has suffered a Disability; provided, however, that if Ultra elects to terminate Executive’s employment because Executive has suffered a Disability, Ultra must provide written notice to Executive specifying that Ultra is terminating Executive’s employment as a result of a Disability and specifying the effective date thereof, which may be immediate.

(B)

Upon a termination of Executive’s employment due to Disability, Executive shall be entitled to receive, and Ultra shall pay to Executive, as promptly as possible, any Accrued Obligations as of the Termination Date and the Pro-Rata Cash Incentive.

(vi)	Executive’s Death.
(A)	Executive’s employment and officer and director positions shall terminate upon Executive’s death. In the event of Executive’s death,

the Termination Date shall be deemed to be the date of Executive’s death.
(B)

Upon Executive’s death, Executive’s estate shall be entitled to receive, and Ultra shall pay to Executive’s estate, as promptly as possible, any Accrued Obligations as of the Termination Date and the Pro-Rata Cash Incentive.

(vii)	Timing of Payments and Benefits. The payments and benefits contemplated in this Section 4(a) shall be provided to Executive at the times and in the manner specified below:
(A)

The Accrued Obligations shall be paid pursuant to Ultra’s standard payroll and other practices and at the time and in the manner required by applicable law but in no event later than thirty days after the Termination Date; provided, however, the Accrued Obligations described in clause (C) of the definition of Accrued Obligations shall be paid or provided at the time and pursuant to the terms of the applicable plans or programs at the Termination Date.

(B)

The Pro-Rata Cash Incentive shall be paid as soon as is administratively feasible after the end of the performance period for the applicable Cash Incentive, but in no event later than March 15 of the calendar year following the calendar year to which such Cash Incentive relates.

(C)	The Severance Benefits shall be paid or provided at the time and pursuant to the terms of the applicable plans or programs at the Termination Date.
(D)

The Severance Payment shall be paid in cash and in a lump sum within thirty (30) days following Executive’s timely execution and non-revocation of the release of claims in favor of Ultra as described in Section 4(e).

(b)	As used herein, the following terms have the following meanings:
(i)

“Accrued Obligations” means, collectively: (A) any accrued and unpaid Base Salary through Termination Date; (B) any unreimbursed Business Expenses incurred and paid by Executive up to and including the Termination Date; and (C) any other vested compensation or benefits payable to Executive based on the express terms of Ultra’s compensation or benefit plans or programs and Executive’s participation therein.

(ii)	“Cause” means the occurrence of one or more of the following as determined by the Board:

(A)	Executive’s willful misconduct or gross negligence in the performance of Executive’s duties to Ultra; or
(B)

 Executive’s repeated failure to perform Executive’s duties to Ultra or to follow the lawful directives of the Board or other applicable supervisor (other than as a result of death or physical or mental incapacity); or

(C)	Executive’s commission of, indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; or
(D)	Executive’s performance of any act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of Ultra’s or any of its customer’s, supplier’s or distributor’s property; or
(E)	Executive’s use of illegal drugs or Executive’s abuse of alcohol that materially impairs Executive’s ability to perform Executive’s duties to Ultra; or
(F)	Executive’s material breach of any fiduciary duty owed to Ultra (including, without limitation, the duty of care and the duty of loyalty); or
(G)	Executive’s material breach of any agreement with Ultra, or a material violation of Ultra’s code of conduct or other written policy.
(H)	Notwithstanding anything to the contrary contained herein, Executive’s resignation after an event that would be grounds for a termination for Cause shall be treated as a termination for Cause.
(iii)

“Disability” means Executive’s inability to perform the essential duties, responsibilities and functions of Executive’s positions as a result of a physical illness or impairment, a mental illness or impairment, or another physical, mental or legal incapacity, during a period of twelve consecutive weeks or a cumulative period of ninety days during any twelve-month period.

(iv)	“Good Reason” means the occurrence of one or more of the following:
(A)	Any material reduction of Executive’s then-existing annual Base Salary or Target AIP Amount;
(B)	Any material diminution of Executive’s duties, responsibilities or authority set forth in Section 2, unless Executive consents in writing to any such diminution; or

(C)

A relocation of Executive’s principal workplace to a work site that would increase the Executive’s one-way commute distance by more than fifty (50) miles from Executive’s then existing workplace, unless Executive consents in writing to such relocation.

(v)

“Pro-Rata Cash Incentive” means an amount equal to the product of: (x) the Cash Incentive which Executive would have earned pursuant to Section 3(c) hereof for the calendar year during which the Termination Date occurred, as determined based on Executive’s Target AIP Amount and Ultra’s performance relative to the performance targets in goals specified in the applicable AIP; and (y) a fraction, the numerator of which is the number of days between January 1 of the applicable calendar year and the Termination Date, and the denominator of which is 365.

(vi)

“Severance Benefits” means the benefits described in Section 3(e)(i) hereof, which Ultra shall make available to Executive, at Ultra’s cost and expense, for a period beginning on the Termination Date and continuing for 12 months or, if earlier occurring, such time as Executive obtains other employment that provides Executive with benefits at least as favorable to Executive as the benefits described in Section 3(e)(i) hereof.

(vii)

“Severance Payment” means an amount, payable in U.S. dollars, equal to the sum of: (x) one hundred percent (100%) of Executive’s Base Salary in effect on the Termination Date and (y) any Cash Incentive earned, but not yet paid, for the year prior to the year of termination.

(viii)	“Stock Incentive Plan” means the Ultra Petroleum Corp. 2017 Amended and Restated Stock Incentive Plan, dated and amended and restated effective as of June 8, 2018.
(ix)	“Termination Date” means the effective date of a termination or resignation, as applicable, as specified or provided for under Section 4(a) above.
(c)	Resignations. Upon any termination of Executive’s employment hereunder for any reason:
(i)

Executive agrees to resign from all officer, director, and other positions Executive may then hold with Ultra and each of the Subsidiaries and any other affiliates of Ultra or any Subsidiary existing at such time; and

(ii)	Executive agrees to execute and deliver any reasonable documentation requested by Ultra or any Subsidiary reflecting such resignations.
(iii)

Notwithstanding the foregoing and for the avoidance of doubt, any termination of Executive’s employment shall constitute and be deemed to signify an automatic resignation of Executive, as of the Termination Date, from all positions he then holds as an employee, officer, director, manager or other service provider to Ultra and each Subsidiary.

(d)

Exclusive Compensation and Benefits; Time Periods. The compensation and benefits described in this Section 4, along with the associated terms for payment, constitute all of Ultra’s obligations to Executive and all of Executive rights with respect to Ultra in connection with any termination of Executive’s employment; provided, however, that nothing herein, is intended to limit any rights Executive may have to continue or convert insurance coverage under certain employee benefit plans in accordance with the terms of those plans and applicable law and further provided that nothing herein is intended to limit any rights Executive has pursuant to the Stock Incentive Plan. Time periods applicable to the determination of a Severance Payment amount shall include periods prior to the Effective Date, as applicable.

(e)

Conditions, Release of Claims. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Obligations shall only be payable if Executive delivers to Ultra and does not revoke a general release of claims in favor of Ultra in Ultra’s then customary form. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of employment by a subsequent employer, Subject to the provisions of Schedule 1 hereof and the limitations of applicable wage laws, Ultra’s obligation to pay Executive amounts hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to Ultra or any of its affiliates.

5.

Tax Matters. The provisions of Schedule 1 attached hereto setting out the parties intent with respect to certain tax matters and addressing the applicability of certain provisions of the Internal Revenue Code of 1986 and the regulations and guidance promulgated thereunder apply to the matters addressed herein as though set forth in full herein and are deemed incorporated into this Agreement for all purposes.

6.	Confidential Information.
(a)

Executive agrees to maintain all Confidential Information in confidence in a fiduciary capacity for the exclusive benefit of Ultra and the Subsidiaries and further agrees not to disclose, directly or indirectly, any of the Confidential Information except as and to the extent required for the performance of Executive’s duties, responsibilities or functions under this Agreement.

(b)

Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Section 6 by Executive, and Executive agrees that Ultra or any affected Subsidiary may enforce the provisions of this Section 6 by obtaining an order for specific performance and/or injunctive relief as remedies for any such breach or threatened breach. Such remedies are not the exclusive remedies for a breach of this Section 6, but shall be in addition to all remedies available at law or in equity to Ultra.
(c)

As used herein, “Confidential Information” means all information and material which is confidential or proprietary to Ultra or any of the Subsidiaries, including any non-public operational, financial or other business information and any trade secrets, whether or not any such information is reduced to writing or other tangible form, whether or not any such information is marked as “confidential” or “proprietary,” and whether or not any such information is prepared by or for Ultra or any of the Subsidiaries.

(d)

At the termination of Executive’s employment hereunder, Executive shall deliver to Ultra all Confidential Information then in Executive’s possession or control and shall not retain or use any copies or summaries thereof.

(e)

Notwithstanding anything to the contrary in this Agreement, Ultra may transfer or assign the benefits of this provision to a party that acquires all or substantially all of Ultra’s assets or all or substantially all of the oil and gas assets owned by the Subsidiaries, taken as a whole.

7.	Inventions.
(a)

Executive shall hold any Inventions (as defined below) in trust for the benefit of Ultra, Executive shall disclose any Inventions promptly and fully to Ultra in writing, and Executive hereby assigns any Inventions, and binds his heirs, executors, and administrators to assign any Inventions, to Ultra or its designee.

(b)

Any and all Inventions shall be and are Ultra’s sole and exclusive property, whether patentable, copyrightable, or neither, and Executive shall assist and fully cooperate in every way, at Ultra’s expense, in securing, maintaining, and enforcing, for the benefit of Ultra or its designee, patents, copyrights or other types of proprietary or intellectual property protection for such Developments in any and all countries. Further, all works of authorship created by Executive, solely or jointly with others, shall be considered works made for hire under the Copyright Act of 1976, as amended, and shall be owned entirely by Ultra.

(c)

As used herein, “Inventions” means any and all inventions, discoveries, ideas, concepts, improvements, works of authorship (including copyrightable works), and other developments that are conceived, made, discovered or developed by Executive, solely or jointly with others, during the term of his employment by Ultra, whether during or outside of usual working hours and whether on Ultra’s premises or not, to the extent any of the foregoing relate in any manner to the past, present or anticipated business of Ultra or any of the Subsidiaries.

(d)

18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

8.

Cooperation and Assistance. During a three-year period following a Termination Date, at Ultra’s request Executive will reasonably cooperate in connection with any litigation or other fact-finding or adjudicative proceedings involving Ultra or any Subsidiary, provided Executive is not required to travel beyond the city or town where Executive then lives or to provide assistance that unreasonably interferes with Executive’s employment or other activities or endeavors and Executive is not required to provide over 50 hours assistance during any 12-month period. Ultra will pay Executive a reasonable hourly rate for Executive’s assistance, reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in connection with rendering such assistance, and provide Executive counsel reasonably suitable to Executive to represent Executive in connection with providing such assistance if Executive reasonably requests.

9.

Protected Disclosures and Actions. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede Executive (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of Ultra to make any such reports or disclosures and Executive shall not be required to notify Ultra that such reports or disclosures have been made.

10.

Non-Competition. Executive expressly covenants and agrees that, without the prior written consent of Ultra, during a one-year period beginning on the Termination Date (as determined pursuant to the terms hereof) and ending on the first anniversary of such Termination Date, Executive shall not participate or engage in, directly or indirectly (as an owner, partner, employee, officer, director, independent contractor, consultant, advisor or in any other capacity calling for the rendition of services, advice, or acts of management, operation or control) any business for a Competitor (as defined below) anywhere within  Sublette County, Wyoming or twenty miles of any properties owned by the Company in the United States on the Termination Date. The term "Competitor" means any business, individual, partnership, firm, corporation or other entity engaged in oil and gas exploration and production.

11.	Non-Solicitation. Executive expressly covenants and agrees that, without the prior written consent of Ultra, during a one-year period beginning on the Termination Date (as determined pursuant to the terms hereof) and ending on the first anniversary of such Termination Date, Executive will not directly or indirectly: (i) solicit the employment or engagement as a consultant of any person who is or was an employee of or a consultant to Ultra or any Subsidiary at any time during the last twelve months of Executive’s employment with Ultra; or (ii) hire or engage any such person.

12.

Non-Disparagement. Executive agrees not to make or publish any Disparaging Remarks (as defined below) to any other person about: (i) Ultra or any Subsidiary; (ii) any business conducted by Ultra or any Subsidiary; or (iii) any past or present member of Ultra’s management or board of directors in their capacity as such. As used herein, the term “Disparaging Remarks” means any statement, whether written or oral, that has the intention or tendency to degrade, diminish, or harm the reputation or standing of an individual or entity in the estimation of a community, including by deterring or having a tendency to deter others from associating, employing, or otherwise dealing with them.

13.

Reasonableness of Covenants. In signing this Agreement, Executive gives Ultra assurance that Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under Section 6 though Section 12. Executive agrees that these restraints are necessary for the reasonable and proper protection of Ultra and its affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect of subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent Executive from obtaining other suitable employment during the period in which Executive is bound by the restraints. Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to Ultra and its affiliates and that Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. Executive further covenants that Executive will not challenge the reasonableness or enforceability of any of the covenants and that the Executive will reimburse Ultra and its affiliates for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of Sections 6 through Section 12 if either Ultra and/or its affiliates prevails on any material issue involved in such dispute or if Executive challenges the reasonableness or enforceability of any of the provisions of Section 6 through Section 12. It is also agreed that each of Ultra’s affiliates will have the right to enforce all of Executive’s obligations to that affiliate under this Agreement, including without limitation pursuant to Section 6 through Section 12. Upon Executive’s material breach of the provisions of Section 6 through Section 12, Executive will be required to repay the Severance Payment to Ultra.

14.

Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in Section 6 through Section 12 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

15.

Tolling. In the event of any violation of the provisions of Section 6 through Section 12, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 6 through Section 12 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.
16.

Survival of Provisions. The obligations contained in Section 6 through Section 12 hereof shall survive the termination or expiration of the Employment Period and Executive’s employment with Ultra and shall be fully enforceable thereafter.

17.	General Provisions.
(a)	Amendments and Waiver; Prior Agreements.
(i)

The terms and provisions of this Agreement may not be modified or amended, nor may any of the provisions hereof be waived, temporarily or permanently, unless such modification or amendment is agreed to in writing and signed by Executive, on the one hand, and by a duly authorized person on behalf of Ultra, on the other hand.

(ii)

Any failure of any party hereto to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms, and, further, a waiver by a party on one occasion shall not be deemed to be a waiver of the same or any other type of breach on a future occasion.

(iii)

Except to the extent set forth in the plan or program documents related to the employee benefits plans or programs of Ultra or any of the Subsidiaries, this Agreement supersedes and replaces any other employment agreement between Ultra and Executive. Any such other employment agreement shall no longer be in force and effect.

(b)	Binding Agreement; Permitted Successors and Assigns.
(i)

This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors, permitted assigns, heirs and personal representatives and estates, as the case may be, and this Agreement shall not confer any rights or remedies upon any other person or legal entity.

(ii)

Neither this Agreement nor any right or obligation hereunder of any party may be assigned or delegated without the prior written consent of the other party; provided, Executive may direct distribution of any benefits or compensation that, upon Executive’s death, accrue hereunder.

(iii)

Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable under this Agreement shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution.
(c)

Survival. The termination of Executive’s employment shall not impair the rights or obligations of any party that have accrued prior to such termination or which by their nature or terms survive termination of the Term, including without limitation the parties’ respective obligations under Sections 4 through 12 hereof.

(d)

Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(e)	Governing Law; Jurisdiction; Venue; Jury-Trial Waiver; Fees and Expenses.
(i)

This Agreement is governed by and shall be construed and enforced in accordance with Colorado law, excluding its choice-of-law principles, except where federal law may preempt the application of state law.

(ii)

The parties hereto: (A) submit and consent to the exclusive jurisdiction, including removal jurisdiction, of the state and federal courts located in Denver, CO for any action or proceeding relating to this Agreement or Executive’s employment; (B) waive any objection to such venue; (C) agree that any judgment in any such action or proceeding may be enforced in other jurisdictions; and (D) irrevocably waive the right to trial by jury and agree not to ask for a jury in any such proceeding.

(f)

No Obligation to Pay. With regard to any payment due to Executive under this Agreement, it shall not be a breach of any provision of this Agreement for Ultra to fail to make such payment to Executive if, by doing so, Ultra would violate any applicable law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Employment Agreement intending it to be made effective as of the Effective Date.

ULTRA:

ULTRA PETROLEUM CORP.,
a Yukon corporation

By:
Name: Brad Johnson Title: Interim Chief Executive Officer
EXECUTIVE:

David W. Honeyfield

NOTICE PROVISION:

For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (i) when received, if delivered personally or by courier, (ii) on the date receipt is acknowledged, if delivered by certified mail, postage prepaid, return receipt requested, or (iii) one day after transmission, if sent by facsimile transmission with confirmation of transmission, as follows:

If to Executive, at:	At the most recent address in Ultra’s records.
If to Ultra, at:

Ultra Petroleum Corp.
116 Inverness Drive East, Suite 400
Englewood, Colorado 80112
Attention:  Chief Executive Officer

With a copy to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:  Executive Compensation Group

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT

SCHEDULE 1

TAX MATTERS

I.	General Provisions.
(A)

All compensation paid or awarded to Executive hereunder shall be subject to applicable withholding, payroll and other taxes. Accordingly, with respect to any payment to be made to Executive, Ultra shall deduct, where applicable, any amounts authorized by Executive, and shall withhold and report all amounts required to be withheld and reported by applicable law.

(B)	Capitalized terms used in this Schedule 1 but not defined herein have the meanings set forth in the Employment Agreement to which this Schedule 1 is attached and into which it is incorporated.
(C)	The term “Code,” as used herein, means the Title 26 of the United States Code, commonly referred to as the Internal Revenue Code of 1986, as amended.
II.	Regarding Excise Taxes.
(A)

If Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from Ultra or any Subsidiary, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then notwithstanding anything herein to the contrary, the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from Ultra and its affiliates will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes).

(B)

The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.

(C)

The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by Ultra in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from Ultra (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to Ultra upon notification that an overpayment has been made.

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(D)

Nothing in this Agreement, including the foregoing paragraphs (A) through (C), shall require Ultra to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Section 4999 of the Code, if any.

REGARDING CODE SECTION 409A

III.

Statement of Intent. The provisions of this Schedule 1 shall apply solely to the extent that a payment under this Agreement is subject to Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”). The intent of the parties to this Agreement is that the payments and benefits under this Agreement comply with or be exempt from Section 409A including, but not limited to, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-(b)(9) and this Agreement will be construed to the greatest extent possible as consistent with those provisions. The commencement of payment or provision of any payment or benefit under this Agreement shall be deferred to the minimum extent necessary to prevent the imposition of any excise taxes on Ultra or Executive.

IV.

Notification; Reformation. If Executive receives advice, from an attorney with demonstrable tax expertise, that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor), and notifies Ultra thereof, or if Ultra independently makes such determination, then Ultra may, to the extent possible and after consulting with Executive, reform such provision to try to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and Ultra of the applicable provision without violating the provisions of Section 409A.

V.

Annual Cash Incentive Payments. Any Cash Incentive that Executive is awarded or becomes entitled to receive pursuant to Section 4(b) of the Agreement will be paid during the calendar year immediately following the calendar year to which such Cash Incentive relates and will be paid to Executive as soon as administratively feasible following preparation of Ultra’s unaudited financial statements for the applicable calendar year.

VI.	Separation from Service.
(A)

If any payment, compensation or other benefit provided to Executive under this Agreement in connection with a “separation from service” (within the meaning of Section 409A(a)(2)(A)(i)) is determined, in whole or in part, to constitute “nonqualified deferred compensation” (within the meaning of Section 409A) and Executive is a “specified employee” (as defined in Section 409A(2)(B)(i)) at the time of the separation from service, then notwithstanding anything in the Agreement to the contrary, no part of any such payments shall be paid to Executive before the earlier of (i) the day that is six (6) months plus one (1) day after the date of the separation from service (the “New Payment Date”), (ii) the date of Executive’s death, or (iii) any date that otherwise complies with Section 409A.

(B)

The aggregate of any payments and benefits that otherwise would have been paid and/or provided to Executive during the period between the date of the separation from service and the New Payment Date shall be paid to Executive in a lump sum on the date Ultra’s first regular payroll is made following the New Payment Date, and no interest will be paid

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by Ultra with respect to any such payments and benefits. Thereafter, any payments and/or benefits that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(C)

For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be deemed to be and shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., payment shall be made within thirty (30) days), the actual date of payment within such period shall be within the sole discretion of Ultra.

(D)

Notwithstanding anything to the contrary herein, to the extent that the foregoing delay applies to the provision of any ongoing welfare benefits, Executive shall pay the full cost of premiums for such welfare benefits due and payable prior to the New Payment Date, and Ultra shall pay Executive an amount equal to the amount of such premiums which otherwise would have been paid by Ultra during such period on the date Ultra’s first regular payroll is made following the New Payment Date.

(E)

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A), and for purposes of any such provision of this Agreement, references in the Agreement to a “resignation,” “termination,” “resign,” “terminate,” “resignation of employment,” “termination of employment” or other like terms shall mean “separation from service” (within the meaning of Section 409A).

(F)

If in connection with a termination or resignation of Executive’s employment under the Agreement, Executive is required to execute a release to receive any payments from Ultra that constitute “nonqualified deferred compensation” (within the meaning of Section 409A), then payments of such amounts shall not be made or commence until the sixtieth (60th) day following such termination or resignation. Any payments suspended during such 60 day period shall be paid on the date Ultra’s first regular payroll is made after the end of such period.

VII.	Expenses and Reimbursements.
(A)	This Section VII shall apply to payments of any amounts under this Agreement that are treated as “reimbursement payments” under Section 409A.
(B)

All expenses or other reimbursements as provided herein shall be payable in accordance with Ultra’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive to the extent any such payments are subject to Section 409A. Ultra shall have no obligation to reimburse Executive for any expenses submitted after the last day of the taxable year following the taxable year in which such expenses were incurred by Executive.

(C)	With regard to any provision of the Agreement that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to

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reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year (other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code).

VIII.	No Representations or Warranties.
(A)	Nothing contained in this Agreement shall constitute any representation or warranty by Ultra or Executive regarding compliance with Section 409A.
(B)

Ultra has no obligation to take any action to prevent the assessment of any excise tax under Section 409A on any person, and neither Ultra nor any of the Subsidiaries nor any employee or other representative of Ultra or any of the Subsidiaries shall have any liability to Executive with respect to any such assessment.

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SCHEDULE 2

EQUITY AWARD AGREEMENT

[SEE ATTACHED]

RESTRICTED STOCK UNIT AGREEMENT

(“AGREEMENT”)

PURSUANT TO THE ULTRA PETROLEUM 2017 STOCK INCENTIVE PLAN,
AS AMENDED AND RESTATED EFFECTIVE JUNE 8, 2018

Name of Participant:	David W. Honeyfield (“Participant”)
Date of Grant of RSUs:	November [●], 2018 (“Grant Date”)
Restricted Stock Units Granted:	613,584 (the “Target Number”)

The Compensation Committee of the Board of Directors of Ultra Petroleum Corp., a Yukon corporation (the “Company”) has approved an award of restricted stock units (“RSUs”) to you, an employee of Ultra Resources, Inc. (“Employer”), and the Company does hereby grant to you, as of the Grant Date specified above, the number of RSUs specified above. The RSUs will only vest to the extent provided in and subject to the conditions described in the attached Schedule 1.

Please indicate your acceptance of this Agreement by signing below, and then returning the original to our Vice President of Human Resources, Ms. Jill R. Sanford.

You should keep a copy of this Agreement for your records.

ULTRA PETROLEUM CORP.

By:

Brad Johnson Interim Chief Executive Officer

AGREED AND ACCEPTED:

Participant:          DAVID W. HONEYFIELD

Signature:____________________

Schedule 2 – Page 2

RESTRICTED STOCK UNIT AGREEMENT
SCHEDULE 1

This award described in the cover letter to which this Schedule 1 is attached (the “Letter”) is subject to the terms and conditions set forth herein and in the Plan. Definitions of certain terms used herein are in the last section hereof.

1.

Incorporation By Reference; Plan Document. Except as provided herein, this Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Except as provided otherwise herein, any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. Participant acknowledges the Plan has been made available to Participant and Participant has read or could have read and understood the Plan.

2.

Grant of Award. The Company hereby grants to Participant, as of the Grant Date specified in the Letter, the number of RSUs specified in the Letter. Except as otherwise provided by the Plan, Participant understands and agrees that nothing contained in this Agreement provides, or is intended to provide, Participant with any protection against potential future dilution of Participant’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of the shares of common stock underlying the RSUs, except as otherwise specifically provided for in the Plan or this Agreement.

3.	Vesting; Forfeiture.
3.1.

One-third (1/3) of the Target Number of RSUs will be subject to time-vesting conditions (the “TSUs”) and will vest in equal installments on each of the first three anniversaries of the first day of your employment with the Company (each, a “Vesting Date”).

3.2.

In the event of Participant’s termination due to death, disability, termination by the Company without Cause or termination by the Participant for “good reason” (if the Participant may terminate employment for “good reason” pursuant to any employment agreement or severance arrangement between the Employer and the Participant), subject to executing and not revoking a customary release of claims provided by the Company no later than the 60th day following the Participant’s termination of employment, the Pro Rata Portion (as defined below) of the TSUs that otherwise would have vested on the Vesting Date immediately following the date of the Participant’s termination of employment will vest.  The “Pro Rata Portion” means the percentage equal to the number of days that have elapsed since the later of the Grant Date or most recent Vesting Date to the Participant’s date of termination, divided by 365   All RSUs that have time vested in accordance with Section 3.1 or Section 3.2 hereof, a “Vested TSU”.

3.3.

Two-thirds (2/3) of the Target Number of RSUs will be subject to both time-based and performance-based vesting (the “PSUs”).  The PSUs will performance-vest based on the extent to which the Performance Criterion outlined in Exhibit A are satisfied on or before the third anniversary of the Grant Date (such three-year period, the “Performance Period”).

3.4.

All PSUs that have not fully vested as of Participant’s date of termination (determined after application of Section 3.7) shall be immediately forfeited.  Any PSU that does not performance vest prior to the conclusion of the Performance Period will automatically be forfeited for no consideration at the conclusion of the Performance Period.

3.5.	Any PSUs that performance vest during the Performance Period in accordance with the Performance Criterion will be subject to time-based vesting in accordance with the following schedule:
(i)

one-third (1/3) of any Base PSUs (as defined below) and one-fourth (1/4) of any Supplemental PSUs (as defined below) that have previously performance vested will time-vest on the date on which such PSUs performance vest; and

(ii)

one-third (1/3) of any Base PSUs and one-fourth (1/4) of any Supplemental PSUs that have previously performance vested will time-vest on the first two (in the case of Base PSUs) or three (in the case of Supplemental PSUS) anniversaries of the date on which such PSUs performance vest.  For this purpose, “Base PSUs” means the number of PSUs that performance vest  up to 100% of the Target Number of PSUs granted hereby, and “Supplemental PSUs” means the number of PSUs that performance vest in excess of 100% of the Target Number of PSUs granted hereby.

3.6.	Any PSU that have both performance vested and time vested (including time vesting pursuant to Section 3.7 hereof) shall be referred to herein as a “Vested PSU”.
3.7.

One-hundred percent (100%) of any Base PSUs and Supplemental PSUs that have previously performance vested will immediately vest in the event of Participant’s termination due to death, disability, termination by the Company without Cause, subject to the Participant executing and not revoking a customary release of claims provided by the Company no later than the 60th day following the Participant’s termination of employment.  Any PSUs that have not performance-vested in accordance with Section 3.3 hereof will automatically expire and terminate for no consideration as of the date of the Participant’s termination of employment.

4.	Payment; Withholding.
4.1.

Except as otherwise provided herein or in the Plan, the Company will deliver to Participant an amount of shares of its common stock equal to the number of Vested TSUs awarded to Participant herein no later than thirty (30) days following each applicable Vesting Date.

4.2.

Except as otherwise provided herein or in the Plan, the Company will deliver to Participant an amount of shares of its common stock equal to the number of Vested PSUs awarded to Participant herein no later than the conclusion of the fiscal quarter in which such PSU first became a Vested PSU.

4.3.

Participant agrees and acknowledges that the Company has the power and right to deduct or withhold, or require Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, Participant’s FICA and SDI obligations) which the Company, in its good faith discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the RSUs, and if the withholding requirement cannot be satisfied, the Company may otherwise refuse to issue or transfer any shares of common stock otherwise required to be issued pursuant to

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this Agreement. Without limiting the foregoing, Participant agrees that the Company may withhold shares of common stock otherwise deliverable to Participant hereunder with a Fair Market Value equal to Participant’s total income and employment taxes imposed as a result of the vesting and/or settlement of the RSUs to the extent provided in the Plan.

5.	Non-Transferability.
5.1.

No portion of or interest in the RSUs may be sold, assigned, transferred, encumbered, hypothecated or pledged by Participant, other than to the Company as a result of forfeiture of the RSUs as provided herein.

5.2.

The Participant shall not, directly or indirectly, Transfer any shares of Common Stock acquired upon settlement of the RSUs granted hereunder, unless in each such instance the Participant (or estate or legal representative) shall have first made an irrevocable offer to the Company for the Common Stock proposed to be Transferred.  The right of first refusal must be exercised by the Company by delivering to the Participant (or the estate or legal representative) written notice of such exercise within ten (10) business days following the Company's receipt of written notification of the irrevocable offer.  Upon the exercise of a right of first refusal, the Common Stock offered to the Company shall be purchased by the Company at the closing price per share on the day offered to the Company.  The notice of exercise of the right of first refusal shall specify the date and location for the closing of such purchase, which closing shall take place no later than four (4) business days following the expiration of the ten (10) business day offer period.  Notwithstanding the foregoing, the Participant shall not, without Committee consent, directly or indirectly Transfer more than twenty-five percent (25%) of the aggregate shares of Common Stock acquired pursuant to this RSU in any fiscal quarter.

6.

Dividends; Rights as Stockholder. Cash dividends on the number of shares of Common Stock issuable hereunder shall be credited to a dividend book entry account on behalf of Participant with respect to each RSU granted to Participant, provided that such cash dividends shall not be deemed to be reinvested in shares of Common Stock and shall be held uninvested and without interest and paid in cash at the same time that the shares of Common Stock underlying the RSUs are delivered to Participant in accordance with the provisions hereof. Stock or property dividends on shares of Common Stock shall be credited to a dividend book entry account on behalf of Participant with respect to each RSU granted to Participant, provided that such stock or property dividends shall be paid in (i) shares of Common Stock, (ii) in the case of a spin-off, shares of stock of the entity that is spun-off from the Company, or (iii) other property, as applicable and in each case, at the same time that the shares of Common Stock underlying the RSUs are delivered to Participant in accordance with the provisions hereof. Except as otherwise provided herein, Participant shall have no rights as a stockholder with respect to any shares of Common Stock covered by any RSU unless and until Participant has become the holder of record of such shares.

7.	Additional Provisions.
7.1.

All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to the choice of law principles thereof.

7.2.

The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates, if any, representing shares of common stock issued pursuant to this Agreement. Participant shall, at the request of the Company, promptly present to the Company any and all certificates, if any, representing shares of common stock acquired pursuant to this Agreement in the possession of Participant in order to carry out the provisions of this paragraph.
7.3.

No waiver or non-action by either party hereto with respect to any breach by the other party of any provision of this Agreement shall be deemed or construed to be a waiver of any succeeding breach of such provision, or as a waiver of the provision itself.

7.4.

This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Compensation Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and Participant. The Company shall give written notice to Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

7.5.

Any notice hereunder by Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the Director of Human Employer and the General Counsel of the Company. Any notice by the Company shall be given to Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as Participant may have on file with the Company.

7.6.

Any questions as to whether and when there has been a Termination and the cause of such Termination shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or its Affiliates to terminate Participant’s employment or service at any time, for any reason and with or without Cause.

7.7.

Participant unambiguously authorizes, agrees and consents to transmission by the Company (or any Subsidiary) of any personal data information related to the RSUs awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This consent and authorization is freely given.

7.8.

The grant of RSUs and the issuance of shares of common stock hereunder shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other applicable law, rule, regulation or exchange requirement. The Company shall not be obligated to issue RSUs or shares of common stock pursuant to this Agreement if any such issuance would violate any such requirements. As a condition to settlement of the RSUs, the Company may require Participant to satisfy any qualifications necessary or appropriate to evidence compliance with any applicable law or regulation.

7.9.

This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. Participant shall not assign any part of this Agreement without the prior express written consent of the Company.

7.10.	The titles and headings herein are for convenience of reference only and shall not be deemed to be a part of this Agreement.
7.11.	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an

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original, but all of which shall constitute one and the same instrument.
7.12.

Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes hereof and the consummation of the transactions contemplated in this Agreement and the Plan; provided that no such additional documents shall contain terms or conditions inconsistent with the terms and conditions of this Agreement.

7.13.

The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

7.14.

Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the award of RSUs made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the RSUs awarded hereunder) give Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

8.	Definitions. Certain terms used herein are defined in the Plan. Certain other terms are defined below:
8.1.	“Code” means the Internal Revenue Code of 1986, as amended.
8.2.	“Employer” means Ultra Resources, Inc.
8.3.	“Participant” is defined in the Letter.
8.4.	“Plan” means the Ultra Petroleum Corp. 2017 Stock Incentive Plan as dated and amended and restated effective as of June 8, 2018.

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EXHIBIT A

PERFORMANCE CRITERION

During the Performance Period, the PSUs subject to this Agreement will performance vest based on the “60-Day VWAP” (as defined below) as follows:

•	25% of the Base PSUs will performance-vest if the 60-Day VWAP is above $2.50;
•	an additional 25% of the Base PSUs will performance-vest if the 60-Day VWAP is above $5.00 (for an aggregate of 50% of the PSUs);
•	an additional 25% of the Base PSUs will performance-vest if the 60-Day VWAP is above $7.50 (for an aggregate of 75% of the PSUs);
•	the remaining 25% of the Base PSUs granted will performance-vest if the 60-Day VWAP is above $10.00 (for an aggregate of 100% of the PSUs);
•	an additional 25% of the Supplemental PSUs will performance-vest if the 60-Day VWAP is above $12.50 (for an aggregate of 125% of the PSUs);
•	an additional 25% of the Supplemental PSUs will performance-vest if the 60-Day VWAP is above $15.00 (for an aggregate of 150% of the PSUs);
•	an additional 25% of the Supplemental PSUs will performance-vest if the 60-Day VWAP is above $17.50 (for an aggregate of 175% of the PSUs); and
•	the remaining 25% of the Supplemental PSUs will performance-vest if the 60-Day VWAP is above $20.00 (for an aggregate of 200% of the PSUs).

ADDITIONAL PROVISIONS AND CLARIFICATIONS:

1.

As used herein, the term “60-Day VWAP” means, as of any date, the volume-weighted average price per share of the common stock of Ultra Petroleum Corp. measured from 9:30 am eastern time on the trading day that is sixty (60) trading days preceding such date to 4:00 pm eastern time on the trading day immediately preceding such date.

2.

For the sake of clarity, the PSUs that performance vest pursuant to the first four bullets above are Base PSUs and the PSUs that performance vest pursuant to the last four bullets above are Supplemental PSUs (as those terms are used in Schedule 1 to the RSU Agreement).

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